AMNEAL PHARMACEUTICALS LLC
2019 SEVERANCE PLAN AND
SUMMARY PLAN DESCRIPTION
Introduction
This Amneal Pharmaceuticals LLC 2019 Severance Plan (the “Plan”) is established to provide for payment of severance benefits by Amneal Pharmaceuticals LLC (the “Company”) to eligible Participants whose employment with the Company Group (as defined below) is terminated for reasons described under the conditions below. Participants who (i) terminate their employment for any reason; (ii) are terminated for Cause, death, or disability; (iii) are temporary employees; or (iv) are on the payroll of, or considered an employee of, any Company subsidiary outside the United States are not eligible for any severance benefits pursuant to this Plan (collectively, “Excluded Employees”).
This Plan is effective May 6, 2019.
No employee or representative of the Company is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures set forth below.
This Plan supersedes any prior severance plan, program, or policy, whether oral or written, previously applied by the Company Group or any of its subsidiaries or affiliates to cover the circumstances described in this document.
This document constitutes both the Plan document and the Summary Plan Description for the Plan.
The Plan is intended to constitute an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent not preempted by ERISA or other federal law, the Plan shall be construed, administered and governed under the laws of the State of Delaware, without reference to rules relating to conflicts of law.

A.	Eligibility

1.
A “Participant” in this Plan means any individual employed in the United States and paid on the United States payroll by the Company or any of its U.S. subsidiaries (the “Company Group”), but shall not include any Excluded Employees.

2.
A “Qualifying Termination” means a Mandatory Relocation or Participant’s termination of employment by a member of the Company Group (or a successor entity) without Cause due to (i) a reduction-in-force, (ii) a layoff, (iii) the elimination of a Participant’s role; (iv) the reorganization of the Company Group, or a business unit, division, or department of the Company Group; (v) a change in business plan or structure, that results in the Participant’s separation from employment; or (vi) any other reason as determined by the Company in its sole discretion on an individualized basis.

a.
“Cause” means (i) any failure or neglect by the Participant to perform his or her duties or responsibilities to the Company Group , (ii) any act of fraud, embezzlement, theft, misappropriation, or material dishonesty by the Participant relating to the Company Group or its business or assets, (iii) the Participant’s commission of a felony or other crime involving moral turpitude, (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of his or her duties and responsibilities or services, as applicable, with the Company Group or its affiliates or which adversely affects the image, reputation or business of the Company Group or its affiliates, or (v) any material breach by the Participant of any written agreement between the Company Group and the Participant or any written policy applicable generally to employees of the Company Group.

The determination of whether your discharge or other separation from employment is for Cause shall be made by the Plan Administrator, in its sole discretion, and such determination shall be final, conclusive and binding, pursuant to the Plan’s Claims Procedures.

b.
A “Mandatory Relocation” means the mandatory relocation of the Participant’s primary workplace to a location that is more than fifty (50) miles from the Participant’s prior primary workplace, provided that within 60 days after written notice by the Company of the proposed relocation, the Participant refuses, in writing, to accept the relocation, and the Company has 30 days to revoke the mandatory relocation, and the Participant terminates employment with the Company Group within 30 days after the expiration of the 30 day cure period.

3.	“Change in Control Termination” means a Qualifying Termination that occurs during a Change in Control Protection Period.

a.
“Change in Control” shall be deemed to occur upon any of the following events, provided that such an event is a change in control of Amneal Pharmaceuticals, Inc., the parent of Company, or the Company, that meets the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5):

i.
any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Amneal Pharmaceuticals, Inc., any trustee or other fiduciary holding securities under any employee benefit plan of Amneal Pharmaceuticals, Inc. or the Company, or any company owned, directly or indirectly, by the stockholders of Amneal Pharmaceuticals, Inc. in substantially the same proportions as their ownership of the common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Amneal Pharmaceuticals, Inc. representing more than 50% of the combined voting power of Amneal Pharmaceuticals, Inc.’s then outstanding securities;

ii.
during any period of 12 consecutive months the individuals who constitute the Incumbent Board (as defined below) cease for any reason to constitute at least a majority of the Board (as defined below). The “Board” shall mean, at any given time, the Board of Directors of Amneal Pharmaceuticals, Inc. The “Incumbent Board” shall mean the Board at the beginning of any 12-month period and any new director whose appointment or election to the Board is approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the 12-month period or whose election or appointment to the Board was previously so approved; provided, however, that “Incumbent Board” shall not include any such individual whose election or appointment to the Board during the 12-month period occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

iii.
a merger or consolidation of Amneal Pharmaceuticals, Inc. or the Company with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of Amneal Pharmaceuticals, Inc. or the Company outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Amneal Pharmaceuticals, Inc. or the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Amneal Pharmaceuticals, Inc. or the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (i) above) acquires more than 50% of the combined voting power of the then-outstanding voting securities of Amneal Pharmaceuticals, Inc. or the Company shall not constitute a Change of Control; or

iv.
the consummation of a sale or other disposition by Amneal Pharmaceuticals, Inc. or the Company of all or substantially all of Amneal Pharmaceuticals, Inc.’s or the Company’s assets, including a liquidation, other than the sale or other disposition of all or substantially all of the assets of Amneal Pharmaceuticals, Inc. or the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of Amneal Pharmaceuticals, Inc. or Company immediately prior to the time of the sale or other disposition.

b.	“Change in Control Protection Period” means 12 month period following the occurrence of a Change of Control.

4.
An otherwise eligible Participant shall not receive severance benefits under this Plan unless the Participant timely executes and does not revoke (if applicable) such documents, including a general waiver and release of claims, within sixty (60) days, as the Company Group may deem necessary or appropriate in connection with the payment of such severance benefits and remains employed by the Company in good standing (as determined in the sole discretion of the Plan Administrator) until the Participant’s scheduled date of termination.

5.
A Participant who is eligible to participate in another plan, program or policy maintained or offered by a member of the Company Group (or a successor entity) which provides severance benefits, shall receive the best total package of severance benefits provided in this Plan, or another program or arrangement. For any Participant who is party to a written employment agreement or employment offer letter that provides severance benefits (an “Employment Agreement”), the severance provisions of such Employment Agreement shall apply, and no benefits shall be payable under this Plan, unless severance benefits provided in this Plan exceed the amount provided for in the Employment Agreement; in that case, the difference between severance benefits payable under this Plan and payable under the Employment Agreement shall be payable to the Participant in addition to the payments provided by the Employment Agreement. For purposes of clarity, in no event shall benefits under this Plan be duplicative with benefits provided under an Employment Agreement, or another severance plan, program or policy.

B.	Amount of Payment of Severance Benefits
If the Company determines that a Participant is eligible to receive severance benefits under this Plan, the amount of the severance benefits payable to the Participant generally will be determined as set forth in Appendix A. Participants shall be eligible for severance benefits for one of the following: (i) Qualifying Termination, or (ii) Change in Control Termination. If a Participant is eligible for more than one category of severance benefits, the Participant shall receive the highest level of benefits.

1.	Severance Pay
For purposes of determining the amount of cash severance payable pursuant to Appendix A:

a.	“Base Pay” means the following:

i.	with respect to a salaried Participant, the regular weekly rate of salary payable to such Participant in effect immediately prior to his or her date of termination; and

ii.
with respect to an hourly Participant, an amount equal to (A) such Participant’s straight time hourly wage rate, including shift differentials, if any, as in effect immediately preceding his or her date of termination, exclusive of overtime, multiplied by (B) the number of such Participant’s standard hours per week.

b.	Qualifying Termination

i.	Participants are eligible for different amounts of cash severance payments based on their position level at the time of their termination and length of Continuous Service, pursuant to Appendix A.

ii.
“Continuous Service” means the Participant’s continuous employment from the date of the Participant’s most recent commencement of employment with the Company Group (excluding the Participant’s previous employment with a company acquired by the Company Group in an asset sale) until his or her date of employment termination.

c.	Change in Control Severance

i.
Participants who incur a Change in Control Termination are eligible for enhanced Change-in-Control severance benefits if they are employed in a Director-level position or above at the time of their termination of employment, pursuant to Appendix A. Change in Control Termination cash severance pay will be determined solely based on Participant’s position level at the time of his or her termination of employment.

d.
The amount of cash severance benefits, if any, will be reduced by the Participant’s outstanding loan and cash advance amounts outstanding at the time of his or her termination, to the extent permitted by applicable law.

e.
The amount of cash severance benefits will be paid in a single lump sum within 60 days following a Participant’s date of termination, provided that the Participant timely executes and does not revoke the separation agreement and release as set forth in Section A.6 of this Plan.

f.
Notwithstanding the date of payment of cash severance benefits, a Participant’s last date of coverage under the Company Group’s medical, dental, and/or vision benefit plans shall be determined in accordance with the applicable benefit plan documents. Notification to the Participant of the Participant’s rights to coverage under COBRA shall be provided to Participant as required by law.

2.
Sales Incentive Program (“SIP”), Field Sales Incentive Program (“FSIP”), and the Company’s Annual Incentive Program (as in effect from time to time) (“AIP”) (collectively “Incentive”) Severance Benefits

For purposes of determining the amount of Incentive Severance benefits payable pursuant to Appendix A:

a.
“Target Incentive” means a Participant’s yearly target level cash incentive under the Company’s AIP or SIP, or quarterly target level cash incentive under the Company’s FSIP (or such successor plan), for the avoidance of doubt determined without regard to any reduction in the Participant’s salary or target level.

b.	Incentive Payable in Connection with a Qualifying Termination under the AIP and SIP

i.
In the event of a Qualifying Termination, the Participant will receive a prorated portion of his or her Target Incentive (the “Prorated AIP or SIP Award”) for the fiscal year in which the Participant’s termination of employment occurs. The Prorated AIP or SIP Awards will be determined by multiplying the Participant’s Target Incentive by the proportion of days the Participant actually worked during the fiscal year in which the termination of employment occurs.

c.	Incentives Payable in Connection with a Qualifying Termination under the FSIP

i.
In the event of a Qualifying Termination, the Participant will receive a prorated portion of his or her Target Incentive (the “Prorated FSIP Award”) for the quarter in which the Participant’s termination of employment occurs.

ii.
Employees eligible for a FSIP Award remain eligible to receive all incentive compensation or payment under any special incentive programs (defined as points, kickers, or contests) earned in the quarter prior to and in the quarter in which the Participant’s termination of employment occurs, payable in the ordinary course and pursuant to Plan provisions.

d.	Incentives Payable in Connection with Change-in-Control Termination

i.
In the event of a Change-in-Control Termination, a Participant with a position level of Director, Senior Director, or Vice President (“VP”) at the time of his or her termination of employment will receive the benefits set forth in Sections B.2.b and B.2.c above, as applicable, for the applicable period (annual or quarterly) in which the Participant’s termination of employment occurs.

ii.
In the event of a Change-in-Control Termination, (i) a Participant with a position level of SVP with a job title that does not regularly report to the CEO, except on an interim basis at the time of his or her termination of employment, will receive 1.5 times his or her Target Incentive, and (ii) a Participant with a position level of SVP who regularly and permanently reports to the Company’s CEO and does so at the time of his or her termination of employment and a Participant with a position level of EVP will receive 2 times his or her Target Incentive, pursuant to Appendix A. For avoidance of doubt, if a Participant reports to the CEO only due to a vacancy in the position to which he or she regularly reports, and his or her position does not regularly and permanently report to the CEO, regardless of the amount of time reporting directly to the CEO. The Plan Administrator will determine, in his or her sole discretion, which positions are eligible for 1.5 versus 2 times Target Incentives.

e.
Incentive benefits will be paid in a single lump sum within 60 days following a Participant’s date of termination, except as required to be paid earlier under applicable law, provided that the Participant timely executes and does not revoke the separation agreement and release as set forth in Section A.6 of this Plan, except as incentives are required to be paid by applicable law without regard to a release.

3.	Fully Paid COBRA Premiums

a.
The Company Group will fully pay the premium cost (including applicable COBRA administrative fees) for continued group medical, dental, and/or vision coverage during the COBRA Period for the Participant and the Participant’s legal dependents who are participating in such coverages as of a Participant’s termination of employment, provided, in any case, that such Participant properly elects continuation coverage under the Company Group medical, dental, and/or vision plans under Section 4980B of the Code, and the regulations promulgated thereunder (“COBRA”). Thereafter, the Participant may continue his or her COBRA benefits at the Participant’s own expense, subject to the Participant’s continued eligibility for COBRA continuation coverage.

b.
The “COBRA Period” means, with respect to a Participant, a period beginning on the date of the Participant’s Qualifying Termination (or, if later, date of loss of eligibility under the terms of the Company Group health plan), and continuing until the earliest to occur of (i) the end of the calendar month in which the COBRA Severance Period ends, (ii) the expiration of the Participant’s (or his or her legal dependent’s, as applicable) eligibility for benefits under COBRA, and (iii) such time as the Participant becomes eligible to receive medical benefits under a “group health plan” (within the meaning of COBRA) maintained by a subsequent employer of the Participant (provided that the Participant is eligible to continue his/her COBRA coverages by paying the full cost of the applicable COBRA premiums after eligibility for such other group health plan until such COBRA coverage is otherwise terminated).

c.	The “COBRA Severance Period” means the period expressed as a number of weeks for which the fully paid COBRA severance is determined pursuant to Appendix A.

4.	Outplacement Services
An eligible Participant will receive outplacement and career counseling services provided by a vendor selected by the Company. Outplacement services are available for the period of time set forth on Appendix A.

C.	Amendment or Termination of Plan
This Plan may be amended or terminated by the Board or the Plan Administrator, at any time and from time to time, in its sole discretion (provided, that no such amendment or termination shall materially and adversely affect the rights of any Participant who has experienced a Qualifying Termination on or prior to such amendment or termination).

D.	General Rules

1.	Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company Group, nor are any contractual obligations created.

2.
Any entity in the Company Group may cause such amounts to be withheld from payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements and any applicable withholdings required by law.

3.	Benefits under this Plan may not be assigned.

4.
Although the Company makes no guarantee with respect to the tax treatment of benefits provided under this Plan and shall not be responsible in any event with regard to non-compliance with Code Section 409A and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”), to the fullest extent applicable, severance benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under Code Section 409A, including the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) and the separation pay exception in Treas. Reg. §1.409A-1(b)(9)(iii). To the extent that any benefit payable or provided under this Plan is or becomes subject to Code Section 409A, the Plan shall be interpreted and administered to the maximum extent possible to comply with Code Section 409A. For purposes of any provision of this Plan providing for the payment of any amount or benefit upon or following a termination of employment that constitutes “nonqualified deferred compensation” under Code Section 409A, a termination of employment shall not be deemed to have occurred unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

5.
Notwithstanding anything herein to the contrary, to the extent that any payments or benefits pursuant to this Plan constitute “nonqualified deferred compensation” under Code Section 409A, and are not exempt in accordance with one or more of the exemptions available under Code Section 409A, including the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) and the separation pay exception in Treas. Reg. §1.409A-1(b)(9)(iii), if at the time of Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder, (without any reduction in such payments or benefits ultimately paid or provided to Participant) until the first business day to occur following the date that is six (6) months following Participant’s separation from service with the Company (or the earliest date as is permitted under Code Section 409A).

~~6.~~
In the event of a Change in Control, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) expressly to assume and agree to perform this Plan in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. In the event that another severance plan is sponsored by an entity joined with the Company due to a corporate transaction, employees of the Company Group immediately prior to the closing shall continue to participate in this Plan, and not any other severance plan.

E.	ERISA Information
The following information is required to be provided to you under ERISA:

OFFICIAL NAME OF THE PLAN:	Amneal Pharmaceuticals LLC 2019 Severance Plan, which is a component plan of the Amneal Pharmaceuticals LLC and Subsidiaries Health and Welfare Benefits Plan
SPONSOR:	Amneal Pharmaceuticals LLC 400 Crossing Boulevard, 3rd Floor Bridgewater, New Jersey 08807
EMPLOYER IDENTIFICATION NUMBER (EIN):	90-0186021
PLAN NUMBER:	501
TYPE OF PLAN:	Unfunded Welfare Severance Benefit Plan
PLAN YEAR:	Calendar Year
TYPE OF ADMINISTRATION:	Company Administered
PLAN ADMINISTRATOR:	Vice President of Total Rewards

F.	Plan Administrator
The Plan Administrator has the sole authority and discretion to control and manage the operation and administration of the Plan. The Plan Administrator shall have all of the powers necessary or appropriate to enable it to carry out its duties in connection with the operation and administration of the Plan, including, without limitation thereto, the power to construe the terms of the Plan, to determine eligibility for benefits, make all legal and factual determinations and to make and establish (and thereafter change) rules, regulations and procedures with respect to the operations of the Plan, and shall also have all of the powers elsewhere herein conferred upon it.
Subject to the limitations of applicable law, the Plan Administrator may delegate any and all of its powers and responsibilities hereunder to other persons. The Plan Administrator and its designees shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless the Plan Administrator (and, if applicable, each member of the committee comprising the Plan Administrator) and each director, officer and employee of the Company for liabilities or expenses that they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.
The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator or its designee will also answer any questions you may have about the Plan. Service of legal process may be made upon the Plan Administrator. If the position designated above as Plan Administrator no longer exists or is not filled at any particular time (or the person filling such position is incapacitated), the Company shall appoint another person or position to act as Plan Administrator hereunder.
All severance pay and other benefits under the Plan are paid out of the general assets of the Company. The Plan is not funded and has no assets.

G.	Claims Procedure
If you are a Participant in the Plan, you will automatically receive the benefits to which you are entitled under the Plan. If you (or your beneficiary, if applicable) believe you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator, who is the Vice President of Total Rewards, at Amneal Pharmaceuticals LLC, 400 Crossing Boulevard, 3rd Floor, Bridgewater, NJ 08807; Telephone: 908-947-3138 with respect to your rights to receive benefits from the Plan. You will be informed of the Plan Administrator’s decision with respect to your claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which you respond to the Plan’s request for information to the extent required by law.
If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, you will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
If your claim has been denied, or an adverse benefit determination has been made, you may request that the Benefits Committee review the denial. The request must be in writing, must be made within 60 days after written notification of denial, and must be sent to the following address: Benefits Committee, c/o Plan Administrator, Amneal Pharmaceuticals LLC, 400 Crossing Boulevard, 3rd Floor, Bridgewater, NJ 08807; Telephone: 908-947-3138. In connection with this request, you (or your duly authorized representative) are entitled to (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Benefits Committee written comments, documents, records, and other information related to the claim.
The review by the Benefits Committee will take into account all comments, documents, records, and other information you submit relating to the claim. The Benefits Committee will make a final written decision on a claim review, in its sole discretion, in most cases within 60 days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, you will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Benefits Committee expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan’s request for information to the extent required by law.
The Benefits Committee’s decision on the claim for review will be communicated to you in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of your right to bring a civil action under Section 502(a) of ERISA. The decision of the Benefits Committee is final, conclusive and binding on all parties.
The foregoing procedures must be exhausted before you bring a legal action seeking payment of benefits under the Plan, clarification of a right to future benefits under the Plan, or enforcement of rights under the Plan’s terms. In addition, you may not bring such a legal action more than 180 days after your receipt of the notice of decision on your request for review.

H.	ERISA Rights
As a Participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits

•
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series), if any, and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of any summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report, if any, from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court subsequent to exhausting the Plan’s claims procedures. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Appendix A
Qualifying Termination Severance Benefit Schedule

	Base Salary Severance			Incentive Award Severance	Fully Subsidized COBRA Benefits	Outplacement Services
	Formula	Minimum	Maximum
Hourly	2 weeks of Base Pay for every year of Continuous Service, plus the Minimum amount of severance, but not to exceed the Maximum amount of severance, as provided in this table	6 weeks of Base Pay	26 weeks of Base Pay	Prorated Award	4 weeks
Professional					8 weeks
Supervisor					13 weeks
Manager		8 weeks of Base Pay
Sr. Manager		10 weeks of Base Pay
Associate Director
Director		13 weeks of Base Pay			Equal to the number of weeks of Base Salary Severance
Sr. Director		17 weeks of Base Pay	39 weeks of Base Pay
VP		26 weeks of Base Pay	52 weeks of Base Pay
SVP	52 weeks of Base Pay				78 weeks	52 weeks
SVP or EVP who regularly and permanently reports to the Company’s CEO	78 weeks of Base Pay

Change in Control Termination Severance Benefit Schedule

	Base Salary Severance	Incentive Award Severance	Fully Subsidized COBRA Benefits	Outplacement Services
Director	26 weeks of Base Pay	Prorated Award	Equal to the number of weeks of Base Salary Severance
Sr. Director	39 weeks of Base Pay
VP	52 weeks of Base Pay
SVP	78 weeks of Base Pay	1.5 times Target Bonus	78 weeks	52 weeks
SVP who regularly and permanently reports to the Company’s CEO and EVP	104 weeks of Base Pay	2 times Target Bonus
4846-8960-5269

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